Exhibit 4.05

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

GLOBALTEL IP, INC.

Convertible Debenture

This Convertible Debenture (the “Debenture”) is issued by GLOBALTEL IP, INC., a Florida corporation (the “Obligor”), to Josephine and Santo Sciarrino (the “Holder”), pursuant to that certain Subscription Agreement between the Holder and the Obligor (the “Subscription Agreement”).

FOR VALUE RECEIVED, the Obligor hereby promises to pay to the Holder or its successors and assigns the principal sum of One Hundred Thousand Dollars ($100,000.00) together with accrued but unpaid interest on or before December 31, 2008  (the “Maturity Date”) in accordance with the following terms:

Interest.  Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to 10 percent (10%).  Interest hereunder will be paid to the Holder or to such other Person in whose name this Debenture may then be registered on the records of the Obligor regarding registration and transfers of Debentures (the “Debenture Register”) on the last day of each calendar quarter commencing on December 31, 2006.

This Debenture is subject to the following additional provisions:

Section 1.

Events of Default.

(a)

An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)

Any default in the payment of the principal of or interest in respect of this Debenture as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) and such default shall continue for a continuous period of fifteen (15) Business Days subsequent to the giving of notice of such default by the Holder to the Obligor; or

(ii)

The Obligor shall commence, or there shall be commenced against the Obligor under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Obligor commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Obligor or there is commenced against the Obligor any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Obligor suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Obligor makes a general assignment for the benefit of creditors; or the Obligor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Obligor shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Obligor shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Obligor for the purpose of effecting any of the foregoing;

(b)

During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred, the full principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election, immediately due and payable in cash. In addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Debenture at any time after (x) an Event of Default or (y) the Maturity Date at the Conversion Price then in-effect. The Holder need not provide and the Obligor hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Upon an Event of Default, notwithstanding any other provision of this Debenture or any Transaction Document, the Holder shall have no obligation to comply with or adhere to any limitations, if any, on the conversion of this Debenture or the sale of the Underlying Shares.

Section 2.

Conversion.

(a)

The Holder is entitled, at its option, to convert at any time, until payment in full of this Debenture, all or any part of the then unpaid principal amount of the Debenture, plus accrued and unpaid interest, into shares of Common Stock at the price per share equal to seventy five cents ($0.75), subject to adjustment as hereinbelow set forth (the “Conversion Price”). The Obligor shall deliver Common Stock certificates to the Holder within 5 (five) days subsequent to any conversion.

(b)

The Holder shall effect conversions by delivering to the Obligor a completed notice in the form attached hereto as Exhibit A (a “Conversion Notice”). The date on which a Conversion Notice is delivered is the “Conversion Date.” Unless the Holder is converting the entire principal amount outstanding under this Debenture, the Holder is not required to physically surrender this Debenture to the Obligor in order to effect conversions. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture plus all accrued and unpaid interest thereon in an amount equal to the applicable conversion. The Holder and the Obligor shall maintain records showing the principal amount converted and the date of such conversions. In the event of any dispute or discrepancy, the records of the Obligor shall be controlling and determinative in the absence of manifest error.

(c)

If the Obligor, at any time while this Debenture is outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on shares of Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock any shares of capital stock of the Obligor, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

 (d)

In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder shall have the right thereafter to, at its option, (A) convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holder of this Debenture shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Obligor into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture could have been converted immediately prior to such reclassification or share exchange would have been entitled, or (B) require the Obligor to prepay the outstanding principal amount of this Debenture, plus all interest and other amounts due and payable thereon. The entire prepayment price shall be paid in cash. This provision shall similarly apply to successive reclassifications or share exchanges.

(e)

The Obligor shall maintain a share reserve of not less than one percent (100%) of the shares of Common Stock issuable upon conversion of this Debenture; and within three (3) Business Days following the receipt by the Obligor of a Holder's notice that such minimum number of Underlying Shares is not so reserved, the Obligor shall promptly reserve a sufficient number of shares of Common Stock to comply with such requirement.

(f)

All calculations under this Section 3 shall be rounded up to the nearest $0.001 of a share.

(g)

Whenever the Conversion Price is adjusted pursuant to this Section 2 , the Obligor shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(h)

If (A) the Obligor shall declare a dividend (or any other distribution) on the Common Stock; (B) the Obligor shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Obligor shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Obligor shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Obligor is a party, any sale or transfer of all or substantially all of the assets of the Obligor, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (E) the Obligor shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Obligor; then, in each case, the Obligor shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be mailed to the Holder at its last address as it shall appear upon the stock books of the Obligor, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Debenture during the 20-day calendar period commencing the date of such notice to the effective date of the event triggering such notice.

(i)

The Obligor covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Obligor as to reservation of such shares set forth in this Debenture) be issuable (taking into account the adjustments in this Section 2) upon the conversion of the outstanding principal amount of this Debenture and payment of interest hereunder. The Obligor covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable .

(j)

Upon a conversion hereunder the Obligor shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the fair value of such share as determined in good faith by the Obligor’s Board of Directors. If the Obligor elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(k)

The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Obligor shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debenture so converted and the Obligor shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Obligor the amount of such tax or shall have established to the satisfaction of the Obligor that such tax has been paid.

(l)

Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered upon receipt. The addresses for such communications shall be:

If to the Obligor, to:	Globaltel IP, Inc.
7999 North Federal Highway, Suite 401 Boca Raton, FL 33487

Attention: Larry M. Reid, Chief Executive Officer

If to the Holder:	Josephine and Santo Sciarrino
95 The Glen
Glen Head, NY 11545

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 3.

Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

 “Common Stock” means the common stock, par value $.001, of the Obligor and stock of any other class into which such shares may hereafter be changed or reclassified.

“Conversion Date” shall mean the date upon which the Holder gives the Obligor notice of their intention to effectuate a conversion of this Debenture into shares of the Obligor’s Common Stock as outlined herein.

“Original Issue Date” shall mean the date of the first issuance of this Debenture regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Debenture.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

 “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture or as payment of interest in accordance with the terms hereof.

Section 4.

Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Obligor, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Obligor. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein. As long as this Debenture is outstanding, the Obligor shall not and shall cause its majority or wholly owned subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities; or (iii) enter into any agreement with respect to any of the foregoing.

Section 5.

This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Obligor, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Obligor, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 6.

If this Debenture is mutilated, lost, stolen or destroyed, the Obligor shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Obligor.

Section 7.

No indebtedness of the Obligor is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Without the Holder’s consent, the Obligor will not and will not permit any of their subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from that is senior in any respect to the obligations of the Obligor under this Debenture.

Section 8.

This Debenture shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflicts of laws thereof. Each of the parties consents to the exclusive jurisdiction of the Courts of the State of Florida sitting in Palm Beach County, Florida and the U.S. District Court for the Southern District of Florida in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

Section 9.

If the Obligor fails to strictly comply with the terms of this Debenture, then the Obligor shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

Section 10.

Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

Section 11.

If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Obligor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Obligor from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Obligor (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 12.

Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

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IN WITNESS WHEREOF, the Obligor has caused this Secured Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

GlobalTel IP, Inc.

By: /s/ Larry M. Reid
Name: Larry M. Reid
Title: Chief Executive Officer

EXHIBIT “A”

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Debenture)

TO:	_________________________________________

The undersigned hereby irrevocably elects to convert $ of the principal amount of the above Debenture into Shares of Common Stock of Globaltel IP, Inc. according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:	_________________________________________
Applicable Conversion Price:	_________________________________________
Signature:	_________________________________________
Name:	_________________________________________
Address:	_________________________________________
Amount to be converted:	$____________________________________
Amount of Debenture unconverted:	$____________________________________
Conversion Price per share:	$____________________________________
Number of shares of Common Stock to be issued:	_________________________________________
Authorized Signature:	_________________________________________
Name:	_________________________________________
Title:	_________________________________________
Phone Number:	_________________________________________
Broker DTC Participant Code:	_________________________________________
Account Number:	_________________________________________